Exhibit 99.1

FULL HOUSE RESORTS ANNOUNCES THIRD QUARTER RESULTS

- Revenues Increased Significantly Compared to the Third Quarter of 2023

- Chamonix Casino Hotel Celebrated Its Official Grand Opening This Past Weekend

- American Place Casino Continued Its Expected Ramp-Up of Operations,
With Revenues Rising 17.7% in the Third Quarter of 2024

- Agreed to Sell Stockman’s Casino for $9.2 Million

Las Vegas – November 6, 2024 – Full House Resorts, Inc. (Nasdaq: FLL) today announced results for the third quarter ended September 30, 2024.

On a consolidated basis, revenues in the third quarter of 2024 were $75.7 million. Revenues in the prior-year period were $71.5 million, which included $5.8 million from the accelerated recognition of deferred revenue from two sports wagering agreements. Net loss for the third quarter of 2024 was $8.5 million, or $(0.24) per diluted common share, which includes $0.1 million of preopening and development costs, a $2.0 million gain on the sale of Stockman’s Casino, and depreciation and amortization charges related to our new American Place and Chamonix facilities. In the prior-year period, net income was $4.6 million, or $0.13 per diluted common share, reflecting $1.1 million of preopening and development costs and $5.8 million related to the accelerated recognition of deferred revenue. Adjusted EBITDA(a) of $11.7 million in the third quarter of 2024 reflects strong continued growth at American Place, as well as elevated costs at Chamonix as it continues to ramp-up its operations. In the prior-year period, Adjusted EBITDA was $20.6 million, benefiting from the accelerated recognition of deferred revenue noted above.

“American Place continued its meaningful growth during the third quarter of 2024,” said Daniel R. Lee, President and Chief Executive Officer of Full House Resorts. “This still relatively-new property, which opened in February 2023, grew revenues and Adjusted Property EBITDA by 17.7% and 13.6%, respectively. We look forward to further growth at American Place in 2025 and beyond.

“At our expanded operations in Cripple Creek, Colorado,” continued Mr. Lee, “gaming revenues continued to set new monthly records, resulting in a 115% increase during the current quarter when compared to the prior-year period. Hotel occupancy rose dramatically during the third quarter, reaching 88.5% in September 2024 as guests discover – and revisit – our new casino hotel. For comparison, hotel occupancy averaged approximately 52% in the second quarter of 2024. Total revenues from our Colorado operations rose 178% from the third quarter of 2023.

“These revenue gains were despite the lack of a large-scale marketing campaign. Such a campaign was largely on hold until recently, when construction was complete. Accordingly, awareness of Chamonix remains in the early stages in the key markets of Colorado Springs and Denver. This past weekend, we celebrated Chamonix’s official Grand Opening with a VIP party, complete with major celebrity entertainment. This week, as political ad spending wanes, we will commence our first post-opening awareness campaign for Chamonix. We believe Chamonix is an unparallelled casino for the region. We remain confident in its earnings potential over the coming quarters and in the longer-term.

“We also remain excited for our future permanent American Place facility. Construction of such casino is on hold, pending litigation that we believe will be resolved in the next few quarters.

“While our temporary casino is performing very well, we think the permanent casino will perform much better. Another gaming company in Illinois operated a temporary casino for several years, in the city of Rockford. It is a market quite analogous to our market in Lake County. That temporary casino recently transitioned into a permanent facility and the early results have been very strong. In September 2024, for example, the Illinois Gaming Board reported that the permanent Rockford casino’s gaming revenues were $13.7 million, a 139% increase from $5.7 million produced in September 2023 in a temporary facility. Their revenue growth reinforces our excitement for our own transition from our temporary American Place casino, which we are currently permitted to operate until August 2027, into a permanent casino facility.”

Third Quarter Highlights and Subsequent Events

●	Midwest & South. This segment includes Silver Slipper Casino and Hotel, Rising Star Casino Resort, and American Place. Revenues for the segment were $54.5 million in the third quarter of 2024, a 3.7% increase from $52.6 million in the prior-year period. Adjusted Segment EBITDA was $10.2 million, a 12.8% decrease from $11.8 million in the prior-year period. These results reflect continuing growth at American Place, but an active storm season in the Silver Slipper’s Mississippi Gulf Coast area, where several significant storms during the third quarter of 2024 adversely impacted visitation to the property. In the third quarter of 2024, American Place generated $28.1 million of revenue and $7.7 million of Adjusted Property EBITDA, or increases of 17.7% and 13.6%, respectively, compared to the third quarter of 2023.

As noted in the press, we recently began exploring the potential relocation of our Rising Star Casino Resort from Rising Sun to other locations within Indiana. Any potential relocation requires the state legislature’s approval and would require several years to take effect.
●	West. This segment includes Grand Lodge Casino (located within the Hyatt Regency Lake Tahoe resort in Incline Village), Stockman’s Casino, Bronco Billy’s Casino, and Chamonix Casino Hotel, which began its phased opening on December 27, 2023. Bronco Billy’s and Chamonix are two integrated and adjoining casinos, and are operated as a single entity. Revenues for the segment rose 74.9% to $19.4 million in the third quarter of 2024, versus $11.1 million in the prior-year period. Reflecting the high operating expenses of our new casino in Colorado that was not yet fully open, Adjusted Segment EBITDA was $1.2 million in the third quarter of 2024, versus $2.3 million in the prior-year period. Such opening costs include the training of new employees, as well as the cost of operating many amenities at the new resort while continuing to complete construction. As noted above, Chamonix recently celebrated its official Grand Opening last weekend and its broader advertising program is just commencing.

On July 1, 2024, Gaming Entertainment (Nevada) LLC, our wholly-owned subsidiary that operates Grand Lodge Casino, entered into a Seventh Amendment to Casino Operations Lease (the “Amendment”) with Incline Hotel LLC (the “Landlord”). Prior to the Amendment, Grand Lodge’s casino lease was scheduled to expire on December 31, 2024. The Amendment extends the term of the lease by ten years to December 31, 2034; increases annual rent from $2,000,000 in 2024 to $2,010,857 for 2025, followed by annual increases of 2% for the remainder of the term; and makes certain other conforming changes. The new longer-term lease can be cancelled prior to its expiration on terms specified in the lease. We first began operating the Grand Lodge casino under a short-term lease in 2011. That lease had been extended several times, reflecting the ongoing and excellent relationship between us and the operators of the hotel.

On August 28, 2024, we entered into an agreement with privately-owned Clarity Game LLC (“Clarity”) to sell the operating assets of Stockman’s for aggregate cash consideration of $9.2 million, plus certain expected working capital adjustments at closing. The asset sale was designed to be completed in two phases: the sale of Stockman’s real property for $7.0 million, which closed on September 27, 2024; and the sale of certain remaining operating assets for $2.2 million (excluding any expected positive adjustments for working capital), upon the receipt of customary gaming approvals. Upon completion of the second phase, we will transfer all of Stockman’s daily operations to Clarity. During the third quarter of 2024, we recognized a $2.0 million gain from the sale of Stockman’s real property.
●	Contracted Sports Wagering. This segment consists of our on-site and online sports wagering “skins” (akin to websites) in Colorado, Indiana, and Illinois. Revenues and Adjusted Segment EBITDA in the third quarter of 2024 were $1.8 million and $2.0 million, respectively. Results during the current quarter reflect the absence of a sports wagering agreement that ceased operating in Colorado after April 2024, as well as the recapture of earnings from prior period losses due to a settlement agreement in Indiana in July 2024. In the third quarter of 2023, revenues and Adjusted Segment EBITDA were both $7.9 million, reflecting $5.8 million of accelerated revenues related to two sports wagering agreements that ceased operations during that quarter.

Liquidity and Capital Resources

As of September 30, 2024, we had $33.6 million in cash and cash equivalents, including $7.7 million of cash reserved under our bond indentures to complete the construction of Chamonix. Our debt consisted primarily of $450.0 million in outstanding senior secured notes due 2028, which became callable at specified premiums in February 2024, and $27.0 million outstanding under our revolving credit facility.

Conference Call Information

We will host a conference call for investors today, November 6, 2024, at 4:30 p.m. ET (1:30 p.m. PT) to discuss our 2024 third quarter results. Investors can access the live audio webcast from our website at www.fullhouseresorts.com under the investor relations section. The conference call can also be accessed by dialing (201) 689-8470.

A replay of the conference call will be available shortly after the conclusion of the call through November 13, 2024. To access the replay, please visit www.fullhouseresorts.com. Investors can also access the replay by dialing (412) 317-6671 and using the passcode 13748672.

(a) Reconciliation of Non-GAAP Financial Measures

Our presentation of non-GAAP Measures may be different from the presentation used by other companies, and therefore, comparability may be limited. While excluded from certain non-GAAP Measures, depreciation and amortization expense, interest expense, income taxes and other items have been and will be incurred. Each of these items should also be considered in the overall evaluation of our results. Additionally, our non-GAAP Measures do not consider capital expenditures and other investing activities and should not be considered as a measure of our liquidity. We compensate for these limitations by providing the relevant disclosure of our depreciation and amortization, interest and income taxes, and other items both in our reconciliations to the historical GAAP financial measures and in our condensed consolidated financial statements, all of which should be considered when evaluating our performance.

Our non-GAAP Measures are to be used in addition to, and in conjunction with, results presented in accordance with GAAP. These non-GAAP Measures should not be considered as an alternative to net income, operating income, or any other operating performance measure prescribed by GAAP, nor should these measures be relied upon to the exclusion of GAAP financial measures. These non-GAAP Measures reflect additional ways of viewing our operations that we believe, when viewed with our GAAP results and the reconciliations to the corresponding historical GAAP financial measures, provide a more complete understanding of factors and trends affecting our business than could be obtained absent this disclosure. Management strongly encourages investors to review our financial information in its entirety and not to rely on a single financial measure.

Adjusted Segment EBITDA. We utilize Adjusted Segment EBITDA as the measure of segment profitability in assessing performance and allocating resources at the reportable segment level. Adjusted Segment EBITDA is defined as earnings before interest and other non-operating income (expense), taxes, depreciation and amortization, preopening expenses, impairment charges, asset write-offs, recoveries, gain (loss) from asset sales and disposals, project development and acquisition costs, non-cash share-based compensation expense, and corporate-related costs and expenses that are not allocated to each segment.

Same-store Adjusted Segment EBITDA. Same-store Adjusted Segment EBITDA is Adjusted Segment EBITDA further adjusted to exclude the Adjusted Property EBITDA of properties that have not been in operation for a full year. Adjusted Property EBITDA is defined as earnings before interest and other non-operating income (expense), taxes, depreciation and amortization, preopening expenses, impairment charges, asset write-offs, recoveries, gain (loss) from asset sales and disposals, project development and acquisition costs, non-cash share-based compensation expense, and corporate-related costs and expenses that are not allocated to each property.

Adjusted EBITDA. We also utilize Adjusted EBITDA, which is defined as Adjusted Segment EBITDA, net of corporate-related costs and expenses. Although Adjusted EBITDA is not a measure of performance or liquidity calculated in accordance with GAAP, we believe this non-GAAP financial measure provides meaningful supplemental information regarding our performance and liquidity. We utilize this metric or measure internally to focus management on year-over-year changes in core operating performance, which we consider our ordinary, ongoing and customary operations, and which we believe is useful information to investors. Accordingly, management excludes certain items when analyzing core operating performance, such as the items mentioned above, that management believes are not reflective of ordinary, ongoing and customary operations.

Full House Resorts, Inc. and Subsidiaries
Condensed Consolidated Statements of Operations (Unaudited)
(In thousands, except per share data)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2024	2023	2024	2023
Revenues
Casino	$56,116	$50,240	$162,474	$131,586
Food and beverage	11,100	9,086	31,272	25,419
Hotel	4,693	2,560	11,287	7,052
Other operations, including contracted sports wagering	3,778	9,657	14,070	16,974
	75,687	71,543	219,103	181,031
Operating costs and expenses
Casino	22,582	19,437	63,876	49,771
Food and beverage	11,561	8,330	32,035	24,815
Hotel	3,160	1,164	7,706	3,611
Other operations	610	691	2,391	1,878
Selling, general and administrative	26,738	22,017	76,958	61,823
Project development costs	52	21	55	45
Preopening costs	42	1,051	2,462	12,634
Depreciation and amortization	10,493	8,468	31,444	22,482
Loss on disposal of assets	—	7	18	7
Gain on sale of Stockman’s	(2,000)	—	(2,000)	—
	73,238	61,186	214,945	177,066
Operating income	2,449	10,357	4,158	3,965
Other (expense) income
Interest expense, net	(11,047)	(5,867)	(32,320)	(16,319)
Gain on settlements	—	29	—	384
	(11,047)	(5,838)	(32,320)	(15,935)
(Loss) income before income taxes	(8,598)	4,519	(28,162)	(11,970)
Income tax (benefit) provision	(126)	(74)	211	452
Net (loss) income	$(8,472)	$4,593	$(28,373)	$(12,422)

Basic (loss) earnings per share	$(0.24)	$0.13	$(0.82)	$(0.36)
Diluted (loss) earnings per share	$(0.24)	$0.13	$(0.82)	$(0.36)

Basic weighted average number of common shares outstanding	34,944	34,583	34,749	34,497
Diluted weighted average number of common shares outstanding	34,944	36,673	34,749	34,497

Full House Resorts, Inc. and Subsidiaries

Supplemental Information

Segment Revenues, Adjusted Segment EBITDA and Adjusted EBITDA

(In thousands, Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2024	2023	2024	2023
Revenues
Midwest & South	$54,510	$52,553	$164,599	$143,267
West	19,387	11,085	47,571	27,297
Contracted Sports Wagering	1,790	7,905	6,933	10,467
	$75,687	$71,543	$219,103	$181,031
Adjusted Segment EBITDA(1) and Adjusted EBITDA
Midwest & South	$10,249	$11,750	$35,206	$31,830
West	1,198	2,308	1,928	2,538
Contracted Sports Wagering	2,037	7,852	6,549	10,373
Adjusted Segment EBITDA	13,484	21,910	43,683	44,741
Corporate	(1,742)	(1,280)	(5,391)	(3,479)
Adjusted EBITDA	$11,742	$20,630	$38,292	$41,262

__________

(1)	The Company utilizes Adjusted Segment EBITDA as the measure of segment operating profitability in assessing performance and allocating resources at the reportable segment level.

Full House Resorts, Inc. and Subsidiaries

Supplemental Information

Same-store Revenues and Adjusted Segment EBITDA

(In thousands, Unaudited)

	Three Months Ended			Nine Months Ended
	September 30,		Increase /	September 30,		Increase /
Reporting segments	2024	2023	(Decrease)	2024	2023	(Decrease)
Midwest & South
Midwest & South same-store total revenues(1)	$26,385	$28,663	(7.9)%	$83,422	$88,629	(5.9)%
American Place	28,125	23,890	17.7%	81,177	54,638	48.6%
Midwest & South total revenues	$54,510	$52,553	3.7%	$164,599	$143,267	14.9%

Midwest & South same-store Adjusted Segment EBITDA(1)	$2,543	$4,966	(48.8)%	$12,533	$17,341	(27.7)%
American Place	7,706	6,784	13.6%	22,673	14,489	56.5%
Midwest & South Adjusted Segment EBITDA	$10,249	$11,750	(12.8)%	$35,206	$31,830	10.6%

Contracted Sports Wagering
Contracted Sports Wagering same-store total revenues(2)	$315	$1,370	(77.0)%	$1,690	$3,932	(57.0)%
Accelerated revenues due to contract terminations(3)	—	5,794	N.M.	893	5,794	(84.6)%
Illinois	1,475	741	99.1%	4,350	741	487.0%
Contracted Sports Wagering total revenues	$1,790	$7,905	(77.4)%	$6,933	$10,467	(33.8)%

Contracted Sports Wagering same-store Adjusted Segment EBITDA(2)	$620	$1,336	(53.6)%	$1,448	$3,857	(62.5)%
Accelerated revenues due to contract terminations(3)	—	5,794	N.M.	893	5,794	(84.6)%
Illinois	1,417	722	96.3%	4,208	722	482.8%
Contracted Sports Wagering Adjusted Segment EBITDA	$2,037	$7,852	(74.1)%	$6,549	$10,373	(36.9)%

__________

N.M. Not meaningful.

(1)	Same-store operations exclude results from American Place, which opened on February 17, 2023.
(2)	Same-store operations exclude results from Illinois, which contractually commenced on August 15, 2023. For enhanced comparability, we also excluded accelerated revenues due to contract terminations from same-store operations.
(3)	For enhanced comparability, we also excluded accelerated revenues due to contract terminations from same-store operations. Such adjustments reflect one sports skin that ceased operations in the second quarter of 2024, and two sports skins that ceased operations in the third quarter of 2023.

Full House Resorts, Inc. and Subsidiaries

Supplemental Information

Reconciliation of Net (Loss) Income and Operating Income to Adjusted EBITDA

(In thousands, Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2024	2023	2024	2023
Net (loss) income	$(8,472)	$4,593	$(28,373)	$(12,422)
Income tax (benefit) provision	(126)	(74)	211	452
Interest expense, net	11,047	5,867	32,320	16,319
Gain on settlements	—	(29)	—	(384)
Operating income	2,449	10,357	4,158	3,965
Project development costs	52	21	55	45
Preopening costs	42	1,051	2,462	12,634
Depreciation and amortization	10,493	8,468	31,444	22,482
Loss on disposal of assets	—	7	18	7
Gain on sale of Stockman’s	(2,000)	—	(2,000)	—
Stock-based compensation	706	726	2,155	2,129
Adjusted EBITDA	$11,742	$20,630	$38,292	$41,262

Full House Resorts, Inc. and Subsidiaries

Supplemental Information

Reconciliation of Operating Income (Loss) to Adjusted Segment EBITDA and Adjusted EBITDA

(In thousands, Unaudited)

Three Months Ended September 30, 2024
							Adjusted
							Segment
	Operating	Depreciation	Gain on	Project		Stock-	EBITDA and
	Income	and	Sale of	Development	Preopening	Based	Adjusted
	(Loss)	Amortization	Stockman’s	Costs	Costs	Compensation	EBITDA
Reporting segments
Midwest & South	$4,091	$6,158	$—	$—	$—	$—	$10,249
West	(1,141)	4,297	(2,000)	—	42	—	1,198
Contracted Sports Wagering	2,037	—	—	—	—	—	2,037
	4,987	10,455	(2,000)	—	42	—	13,484
Other operations
Corporate	(2,538)	38	—	52	—	706	(1,742)
	$2,449	$10,493	$(2,000)	$52	$42	$706	$11,742

Three Months Ended September 30, 2023
							Adjusted
							Segment
	Operating	Depreciation	Loss on	Project		Stock-	EBITDA and
	Income	and	Disposal	Development	Preopening	Based	Adjusted
	(Loss)	Amortization	of Assets	Costs	Costs	Compensation	EBITDA
Reporting segments
Midwest & South	$4,156	$7,828	$7	$—	$(241)	$—	$11,750
West	406	610	—	—	1,292	—	2,308
Contracted Sports Wagering	7,852	—	—	—	—	—	7,852
	12,414	8,438	7	—	1,051	—	21,910
Other operations
Corporate	(2,057)	30	—	21	—	726	(1,280)
	$10,357	$8,468	$7	$21	$1,051	$726	$20,630

Full House Resorts, Inc. and Subsidiaries

Supplemental Information

Reconciliation of Operating Income (Loss) to Adjusted Segment EBITDA and Adjusted EBITDA

(In thousands, Unaudited)

Nine Months Ended September 30, 2024
								Adjusted
								Segment
	Operating	Depreciation	Loss on	Gain on	Project		Stock-	EBITDA and
	Income	and	Disposal	Sale of	Development	Preopening	Based	Adjusted
	(Loss)	Amortization	of Assets	Stockman’s	Costs	Costs	Compensation	EBITDA
Reporting segments
Midwest & South	$16,134	$18,935	$18	$—	$—	$119	$—	$35,206
West	(10,827)	12,412	—	(2,000)	—	2,343	—	1,928
Contracted Sports Wagering	6,549	—	—	—	—	—	—	6,549
	11,856	31,347	18	(2,000)	—	2,462	—	43,683
Other operations
Corporate	(7,698)	97	—	—	55	—	2,155	(5,391)
	$4,158	$31,444	$18	$(2,000)	$55	$2,462	$2,155	$38,292

Nine Months Ended September 30, 2023
							Adjusted
							Segment
	Operating	Depreciation	Loss on	Project		Stock-	EBITDA and
	Income	and	Disposal	Development	Preopening	Based	Adjusted
	(Loss)	Amortization	of Assets	Costs	Costs	Compensation	EBITDA
Reporting segments
Midwest & South	$1,322	$20,640	$7	$—	$9,861	$—	$31,830
West	(1,985)	1,750	—	—	2,773	—	2,538
Contracted Sports Wagering	10,373	—	—	—	—	—	10,373
	9,710	22,390	7	—	12,634	—	44,741
Other operations
Corporate	(5,745)	92	—	45	—	2,129	(3,479)
	$3,965	$22,482	$7	$45	$12,634	$2,129	$41,262

Cautionary Note Regarding Forward-looking Statements

This press release contains statements by us and our officers that are “forward-looking statements” within the meaning of the safe harbor provisions of the U.S. Private Securities Litigation Reform Act of 1995. Forward-looking statements can be identified by words such as: “anticipate,” “intend,” “plan,” “believe,” “project,” “expect,” “future,” “should,” “will” and similar references to future periods. Some forward-looking statements in this press release include those regarding our expected construction budgets, estimated commencement and completion dates, expected amenities, and our expected operational performance for Chamonix and American Place, including its permanent facility; our expectations regarding the timing of the ramp-up of operations of Chamonix and American Place; our expectations regarding the potential relocation of Rising Star to another location in Indiana, including the legislative and approval processes; and our expectations regarding the operation and performance of our other properties and segments. Forward-looking statements are neither historical facts nor assurances of future performance. Because forward-looking statements relate to the future, they are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict and many of which are outside of our control. Such risks include, without limitation, our ability to repay our substantial indebtedness; our ability to finance the construction of the permanent American Place facility; inflation and its potential impacts on labor costs and the price of food, construction, and other materials; the effects of potential disruptions in the supply chains for goods, such as food, lumber, and other materials; general macroeconomic conditions; our ability to effectively manage and control expenses; our ability to complete construction at American Place, on-time and on-budget; legal or regulatory restrictions, delays, or challenges for our construction projects, including American Place or the potential relocation of Rising Star; construction risks, disputes and cost overruns; dependence on existing management; competition; uncertainties over the development and success of our expansion projects; the financial performance of our finished projects and renovations; effectiveness of expense and operating efficiencies; cyber events and their impacts to our operations; and regulatory and business conditions in the gaming industry (including the possible authorization or expansion of gaming in the states we operate or nearby states). Additional information concerning potential factors that could affect our financial condition and results of operations is included in the reports we file with the Securities and Exchange Commission, including, but not limited to, Part I, Item 1A. Risk Factors and Part II, Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations of our Annual Report on Form 10-K for the most recently ended fiscal year and our other periodic reports filed with the Securities and Exchange Commission. We are under no obligation to (and expressly disclaim any such obligation to) update or revise our forward-looking statements as a result of new information, future events or otherwise. Actual results may differ materially from those indicated in the forward-looking statements. Therefore, you should not rely on any of these forward-looking statements.

About Full House Resorts, Inc.

Full House Resorts owns, leases, develops and operates gaming facilities throughout the country. Our properties include American Place in Waukegan, Illinois; Silver Slipper Casino and Hotel in Hancock County, Mississippi; Chamonix Casino Hotel and Bronco Billy’s Casino in Cripple Creek, Colorado; Rising Star Casino Resort in Rising Sun, Indiana; Stockman’s Casino in Fallon, Nevada; and Grand Lodge Casino, located within the Hyatt Regency Lake Tahoe Resort, Spa and Casino in Incline Village, Nevada. For further information, please visit www.fullhouseresorts.com.

Contact:

Lewis Fanger, Chief Financial Officer

Full House Resorts, Inc.

702-221-7800

www.fullhouseresorts.com